Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 20, 2018, with respect to the combined balance sheets of Spectrum Brands Global Battery and Lighting Division as of September 30, 2018 and 2017, and the related combined statements of income, comprehensive income, net parent investment and cash flows for each of the years in the three-year period ended September 30, 2018, and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Milwaukee, Wisconsin

January 14, 2019